EXHIBIT 23.2

CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

The Rowe Companies
McLean, Virginia

We hereby consent to the incorporation by reference in this Registration Statement pertaining to The Rowe Companies/Rowe Furniture Division Thrift Plan of our report dated April 30, 2003, with respect to the financial statements and schedule of The Rowe Companies/Rowe Furniture Division Thrift Plan included in the Annual Report (Form 11-K) for the plan years ended November 30, 2002, 2001 and 2000.

We also consent to the incorporation by reference in this Registration Statement of our reports dated January 8, 2003, relating to the consolidated financial statements and schedules of The Rowe Companies, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 1, 2002.

/s/ BDO Seidman, LLP BDO Seidman, LLP
High Point, North Carolina September 2, 2003